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                   Consent of Independent Public Accountants

        As independent public accountants, we hereby consent to the incorporation by reference in the Prospectus of our report dated October 20, 1995, except with respect to Note 26 and the last paragraph of Note 21, as to which the dates are November 13, 1995 and November 20, 1995, respectively, included in the Chevy Chase Bank, F.S.B. Annual Report on Form 10-K for the year ended September 30, 1995, and to all references to our Firm included in this Prospectus.



Washington, D.C.                              /s/ Arthur Anderson LLP
October 3, 1996